This FOURTH LEASE AMENDMENT is made and effective this 22nd day of September, 1995, by and between WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY, a body created and established as a governmental instrumentality of the State of West Virginia ("Landlord"), successor to West Virginia Industry and Jobs Development Corporation, and TRIANGLE PACIFIC CORP., a Delaware corporation, ("Tenant");

     WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated June 1, 1988; and

     WHEREAS, Landlord and Tenant entered into a Lease Amendment dated April 14, 1989, a Second Lease Amendment dated November 1, 1991, and a Third Lease Amendment dated March 10, 1993 which said Agreement of Lease as so amended is sometimes hereinafter referred to as "the Lease"; and

     WHEREAS, Landlord and Tenant wish to enter into a Fourth Amendment of the Lease;

     NOW, THEREFORE, for and in consideration of the covenants hereinafter contained, the parties first mentioned above agree as follows:

     1. Amendment to Paragraph 1. Paragraph 1 of the Lease which has a paragraph heading of "Definitions" is amended by adding thereto the following language:

          "(x) "Stated Event" means the creation by Tenant of at least eighty (80) new jobs at the Facility between May 17, 1995 and December 31, 1996. In order for the Stated Event to occur, Tenant must have a total payroll of at least four hundred and sixty five (465) persons in full time positions at the Facility by December 31, 1996"

     2. Amendment to Paragraph 8. Paragraph 8 of the Lease which has a paragraph heading of "Tenant"s Right to Extend Term of Lease' is amended by adding thereto the following language:

          "Notwithstanding the foregoing, upon the occurrence of the Stated Event, Landlord agrees that Tenant may, at any time up to and including the last day of the Phase I Equipment Term, extend the initial terms for the Premises and all equipment phases until midnight (local time) December 31, 2018. The extended terms shall commence for each equipment phase and for the premises immediately upon expiration of the respective initial terms. In order to extend, Tenant shall give written notice of extension to Landlord. Having so extended all four (4) lease terms, Tenant shall make the following payments to Landlord:

          (a) The rental during extension for the Premises shall be Five Thousand Dollars ($5,000) payable on the first day of the extended term and thereafter on or before January 1 of each succeeding year of the extended term.

          (b) At the election of Tenant, the rental for each extended equipment term shall be either a lump sum payable on the first day of the extended term or monthly rental payments beginning on the first month of the extended term. If Tenant elects to make a lump sum payment as to any extension then the following amount shall be paid to Landlord on the first day of the extended term:

                    Phase One Extension          $3,095,610.54
                    Phase Two Extension          $1,356,888.63
                    Phase Three Extension        $  436,239.48

          If Tenant elects monthly payments as to any extended equipment term then the rental during the extension shall be monthly payments equal to the applicable lump sum amount shown above amortized over the extended term with interest equal to the Wall Street Journal Prime Rate adjusted quarterly. At any time during any extended equipment term as to which Tenant has elected monthly payments, Tenant may without penalty pay all remaining monthly payments in full in advance by remitting to Landlord the then outstanding principal ("lump sum") amount."

     3. Amendment. Paragraph 9 of the Lease which has a paragraph heading of "Purchase Option" is amended by adding thereto the following language:

          "Notwithstanding the foregoing, upon the occurrence of the Stated Event and assuming Tenant has exercised its right to extend all applicable lease terms then, Tenant shall have the right to purchase the Facility on December 31, 2018 upon payment to Landlord of the sum of One Dollar ($1.00) which payment must be made on or before January 7, 2019."

     4. Other Provisions. All other provisions of the Lease shall remain in full force and effect, except as specifically amended herein.

     IN WITNESS WHEREOF, Landlord has caused its corporate name hereunto subscribed and its corporate seal hereunto affixed and attested by its duly authorized officers and, Tenant has caused its corporate name to be hereunto subscribed and its corporate seal to be hereunto affixed and attested by its duly authorized officers, all on the day and year first written above.


                                        WEST VIRGINIA ECONOMIC
                                          DEVELOPMENT AUTHORITY


                                        By:  /s/ David A. Warner
                                           Its:  Executive Director

(SEAL)

ATTEST:

/s/ Randy L. Elchridge
Deputy Director


                                        TRIANGLE PACIFIC CORP.


                                        By:  /s/ Robert J. Symon
                                           Its: Executive VP & CFO

(SEAL)

ATTEST:

/s/ Darryl Marchand
Secretary





STATE OF WEST VIRGINIA,

COUNTY OF KANAWHA, TO-WIT:

          The foregoing Fourth Lease Amendment was acknowledged before me this 22nd day of September, 1995, by David A. Warner, the Executive Director, of West Virginia Economic Development Authority, a governmental authority, on behalf of the authority.

          My commission expires:  January 20, 1998.

                                 /S/ Beverly S. Dolin
(SEAL)                                Notary Public




STATE OF TEXAS,

COUNTY OF DALLAS, TO-WIT:

          The foregoing Fourth Lease Amendment was acknowledged before me this 30th day of September, 1995, by Robert J. Symon, the Executive VP - CFO, of Triangle Pacific Corp., on behalf of the corporation.

          My commission expires:  October 7, 1999

                                 /s/ Denice D. Knutson
(SEAL)                                Notary Public